Exhibit 99.1

NEWS RELEASE

Parsley Energy Appoints Jerry Windlinger to its Board of Directors

AUSTIN, Texas, December 21, 2016 – Parsley Energy, Inc. (NYSE: PE) ("Parsley" or “the Company”) today announced that Jerry Windlinger has been appointed to the Company’s Board of Directors (the “Board”), effective December 21, 2016.
Mr. Windlinger is the former Vice President of Corporate Development of Anadarko Petroleum Corporation, a position he held from March 2014 until his retirement in December 2016, during which time he was responsible for overseeing the company’s global acquisitions, divestitures, and business development activities. Mr. Windlinger joined Anadarko in 1978 and served in a variety of technical and managerial positions in reservoir engineering, exploration, development, and acquisitions. Over the course of his 41 years in the energy industry, Mr. Windlinger’s experience spanned U.S. onshore, U.S. offshore, Alaskan, Canadian, and international assets.
“We are pleased to welcome Jerry Windlinger to the Parsley Board,” said Bryan Sheffield, the Company’s Chairman, President and Chief Executive Officer. “Jerry has deep technical and managerial experience and has worked on complex strategic transactions throughout his career. Parsley will benefit greatly from his perspective and business acumen, and we look forward to his contributions.”
Mr. Windlinger earned both a Bachelor of Science and a Master of Science in Petroleum Engineering from the University of Texas. He is a member of the Society of Petroleum Engineers and a registered Professional Engineer in the state of Texas.
About Parsley Energy, Inc.
Parsley Energy, Inc. is an independent oil and natural gas company focused on the acquisition and development of unconventional oil and natural gas reserves in the Permian Basin in West Texas. For more information, visit our website at www.parsleyenergy.com.

Contact Information:

Brad Smith, Ph.D., CFA
Parsley Energy, Inc.
Vice President, Corporate Strategy and Investor Relations
ir@parsleyenergy.com
(512) 505-5199

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